UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 14, 2006

                                Paxar Corporation
             (Exact name of registrant as specified in its charter)

            New York                  1-9493                 13-5670050
  (State or other jurisdiction     (Commission             (IRS Employer
        of incorporation)          File Number)          Identification No.)

             105 Corporate Park Drive
              White Plains, New York                    10604
      (Address of principal executive offices)        (Zip Code)

       Registrant's telephone number, including area code: (914) 697-6800

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On September 14, 2006, Paxar Americas, Inc. ("Paxar"), a wholly-owned subsidiary of Paxar Corporation (the "Registrant"), entered into a Settlement Agreement with Zebra Technologies Corporation and certain of its subsidiaries ("Zebra") settling Paxar's litigation against Zebra that had been pending in the United States District Court for the Southern District of Ohio since 2003. Paxar's suit alleged infringement of eight of its patents involving more than 50 Zebra products. The Settlement Agreement provides for a payment to Paxar of $63,750,000, resulting in net proceeds to the Registrant of approximately $34,000,000. The Registrant estimates that the payment will result in GAAP earnings of approximately $25,000,000 in the Registrant's third fiscal quarter of 2006.

Under the Settlement Agreement, Paxar granted to Zebra an irrevocable, perpetual, fully paid, non-exclusive, worldwide license under the patents that were the subject of the litigation and certain related patents. The patents involve certain software and hardware incorporated into printers. The license with respect to four of the patents does not commence until September 2009.

The press release issued by the Registrant in connection with the above matter is annexed as an exhibit hereto and incorporated by reference herein.


Item 9.01      Financial Statements and Exhibits.

     Exhibit 99.1    Press Release of Paxar Corporation dated September 14, 2006

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           PAXAR CORPORATION
                                           (Registrant)


Date: September 19, 2006                   By: /s/ Richard A. Maue
                                               ---------------------------------
                                                   Richard A. Maue
                                                   Vice President and Controller